                                                           EXHIBIT (a)(11)

                               SUPPLEMENT NO. 1
                                      TO
                               OFFER TO PURCHASE
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)

                                      OF

                           SMT HEALTH SERVICES INC.

                                      AT

                         $11.75 NET PER SHARE IN CASH

                                      BY

                        THREE RIVERS ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                          THREE RIVERS HOLDING CORP.


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 5, 1997, UNLESS THE OFFER IS EXTENDED.


TO ALL HOLDERS OF SHARES OF COMMON STOCK OF
 SMT HEALTH SERVICES INC.:

  This Supplement No. 1 dated July 30, 1997 ("Supplement No. 1"), to the Offer to Purchase dated June 30, 1997 (as amended, the "Offer to Purchase"), amends and supplements the offer by Three Rivers Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Three Rivers Holding Corp., a Delaware corporation ("Parent"), to purchase all outstanding shares of the Common Stock, $.01 par value (the "Shares"), of SMT Health Services Inc., a Delaware corporation (the "Company"), including the associated Rights (as hereinafter defined), at a purchase price of $11.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which together, as amended, constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the associated Rights (as defined in the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of November 8, 1995, as amended June 24, 1997 (the "Rights Agreement")). Capitalized terms used but not defined in this Supplement No. 1 have the meanings ascribed to them in the Offer to Purchase.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE OFFER AND THE MERGER OF THE PURCHASER WITH AND INTO THE COMPANY (THE "MERGER") ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL OF THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES (INCLUDING THE ASSOCIATED RIGHTS) AND APPROVE THE MERGER AGREEMENT AND THE MERGER, IF REQUIRED BY LAW.

1. PLANS FOR THE COMPANY.

  On July 23, 1997, Newport Investment LLC, a Delaware limited liability company owned by the Apollo Entities (the "Alliance Investor"), entered into an Agreement and Plan of Merger (the "Alliance Merger Agreement") with
Alliance Imaging, Inc., a Delaware corporation ("Alliance"). Subject to the satisfaction or waiver of certain terms and conditions of the Alliance Merger Agreement, a subsidiary of the Alliance Investor will merge (the "Alliance Merger") with and into Alliance and, following the Alliance Merger, the Alliance Investor will own approximately 82.2% of the issued and outstanding shares of common stock, par value $.01, of Alliance (the "Alliance Shares"). Pursuant to the terms of the Alliance Merger Agreement and subject to, among other things, the consummation of the Offer and the Merger, Alliance will form a new subsidiary and, if the Alliance Merger is consummated, will cause that subsidiary to be merged with Parent (the "Alliance/SMT Merger"). As a result of the Alliance/SMT Merger, the Company will become a wholly owned indirect subsidiary of Alliance and approximately 90% and approximately 10% of the issued and outstanding Alliance Shares will be owned by the Alliance Investor and Alliance's existing shareholders, respectively. THE ALLIANCE MERGER IS NOT CONDITIONED ON CONSUMMATION OF THE OFFER OR THE MERGER AND THE MERGER IS NOT CONDITIONED ON THE CONSUMMATION OF THE ALLIANCE MERGER. HOWEVER, THE ALLIANCE/SMT MERGER IS CONDITIONED ON THE CONSUMMATION OF THE MERGER AND THE ALLIANCE MERGER, EACH OF WHICH IS SUBJECT TO THE PRIOR SATISFACTION OR WAIVER OF A NUMBER OF CONDITIONS.

  In connection with the Alliance Merger Agreement, the Alliance Investor entered into a Stockholder Agreement dated as of July 23, 1997 with certain shareholders of Alliance (the "Alliance Stockholder Agreement"). Pursuant to the Alliance Stockholder Agreement, shareholders of Alliance that own more than 50% of the issued and outstanding shares of Alliance (assuming the conversion or exercise of all securities convertible into or exercisable for Alliance Shares) have agreed to vote and have granted a related proxy to vote their Alliance Shares in favor of the Alliance Merger Agreement and the Alliance Merger and have granted an option to the Alliance Investor to acquire all Alliance Shares owned by such shareholders at $11 per Alliance Share. Accordingly, subject to the terms and conditions of the Alliance Stockholder Agreement, the Alliance Investor will have the ability to ensure approval of the Alliance Merger by the holders of a majority of the Alliance Shares without the affirmative vote of any other holder of Alliance Shares.

  The foregoing description of the Alliance Merger Agreement and the Alliance Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreements, which are filed as exhibits to the Purchaser's Schedule 14D-1.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in any material change in the Company's capitalization or dividend policy or the composition of the Company's Board or management. Parent will evaluate the business, operations, capitalization and management of the Company during the pendency of the Offer and after consummation of the Offer, and, subject to the Alliance Merger Agreement, will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing the Company's financial performance.

2. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Alliance and the Company are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information relating to their respective businesses, financial condition and other matters with the Commission. Certain information as of particular dates concerning the Company's and Alliance's directors and officers, their compensation, options and warrants granted to them, the principal holders of the Company's and Alliance's securities and any material interest of such persons in transactions with the Company and Alliance is required to be disclosed in proxy statements distributed to the Company's and Alliance's stockholders, respectively, and filed with the Commission. Such reports, proxy statements and other information should be available for inspection by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission. Such information should also be on file at The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

  THE INFORMATION SET FORTH BELOW INCLUDES CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESSES OF THE COMPANY AND ALLIANCE. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE ALLIANCE/SMT MERGER CANNOT BE FULLY REALIZED; (2) COMPETITIVE PRESSURE IN THE COMPANY'S AND ALLIANCE'S INDUSTRY INCREASES SIGNIFICANTLY; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF THE COMPANY AND ALLIANCE ARE GREATER THAN EXPECTED; AND (4) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND ALLIANCE AFTER THE ALLIANCE/SMT MERGER AND SUCH FORWARD LOOKING STATEMENTS IS INCLUDED IN THE ANNUAL REPORTS ON FORM 10-K AND THE QUARTERLY REPORTS ON FORM 10-Q OF ALLIANCE AND THE COMPANY INCORPORATED HEREIN BY REFERENCE.

                                    * * * *

                            ALLIANCE IMAGING, INC.

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

  Unaudited pro forma statements of operations for the six months ended June 30, 1997 and for the year ended December 31, 1996 and an unaudited pro forma balance sheet as of June 30, 1997 are set forth on the following pages. These unaudited pro forma consolidated financial statements give effect to the Alliance Merger, the Merger and the Alliance/SMT Merger (collectively, the "Transactions"). The unaudited pro forma consolidated statements of operations for the six months ended June 30, 1997 and for the year ended December 31, 1996 give effect to the Transactions as if they had occurred on January 1, 1997 and January 1, 1996, respectively. The unaudited pro forma consolidated balance sheet as of June 30, 1997 gives effect to the Transactions as if they had occurred on June 30, 1997.

  The pro forma information has been prepared utilizing the historical financial statements of Alliance and the Company and should be read in conjunction with the financial statements and the related notes thereto as well as the information contained in the press releases issued by Alliance and the Company on July 23, 1997 and July 24, 1997, respectively.

  The Alliance Merger will be accounted for as a leveraged recapitalization in which the assets and liabilities of Alliance will be reflected in the combined entities' balance sheet at historical cost.

  The Merger will be accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The total purchase price will be allocated to the Surviving Corporation's tangible and identifiable intangible assets acquired and liabilities assumed at fair value based on appraisals and other methods. The purchase price allocations reflected in the pro forma financial statements have been based on preliminary estimates of the respective fair value of assets and liabilities which may differ from the actual allocations.

  The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma consolidated financial statements do not purport to represent what the combined entities' consolidated results of operations or financial position would actually have been had the Transactions in fact occurred on such dates or to project the combined entities' consolidated results of operations or financial position for any future period or date.

                             ALLIANCE IMAGING, INC.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                                   SMT          PRO
                          HISTORICAL HISTORICAL  ALLIANCE       PURCHASE       FORMA
                           ALLIANCE     SMT     ADJUSTMENTS    ADJUSTMENTS    COMBINED
                          ---------- ---------- -----------    -----------    --------
ASSETS
Cash....................   $ 13,817   $13,913    $  42,451 (a)  $(68,913)(e)  $  1,268
Receivables, net........      9,207     2,128            0             0        11,335
Other current assets....      1,053       679            0             0         1,732
                           --------   -------    ---------      --------      --------
  Total current assets..     24,077    16,720       42,451       (68,913)       14,335
Equipment, net..........     89,776    32,489            0             0       122,265
Intangible assets, net..     27,256       590            0        57,558 (e)    85,404
Other assets............      2,161       938        7,400 (b)     2,500 (e)    12,999
                           --------   -------    ---------      --------      --------
  Total Assets..........   $143,270   $50,737    $  49,851      $ (8,855)     $235,003
                           ========   =======    =========      ========      ========
LIABILITIES AND EQUITY
Accounts payable and
 accrued
 liabilities............   $ 10,480   $   888            0             0      $ 11,368
Other current liabili-
 ties...................      3,835     1,221            0             0 (e)     5,056
Current debt............     19,619     5,928      (16,719)(a)    (5,928)(e)     2,900
                           --------   -------    ---------      --------      --------
  Total current liabili-
   ties.................     33,934     8,037      (16,719)       (5,928)       19,324
Other liabilities.......      7,038       173            0             0         7,211
Long term debt..........     60,930    17,152      207,570 (a)   (17,152)(e)   268,500
                           --------   -------    ---------      --------      --------
  Total liabilities.....    101,902    25,362      190,851       (23,080)      295,035
Preferred equity........     18,388         0      (18,388)(c)         0             0
Common equity (deficit).     36,280    24,635     (109,812)(c)    14,965 (e)   (33,932)
Retained earnings (defi-    (13,300)      740      (12,800)(d)      (740)(e)   (26,100)
 cit)...................   --------   -------    ---------      --------      --------
  Total equity (defi-        41,368    25,375     (141,000)       14,225       (60,032)
   cit).................   --------   -------    ---------      --------      --------
  Total liabilities and    $143,270   $50,737    $  49,851      $ (8,855)     $235,003
   equity (deficit).....   ========   =======    =========      ========      ========



                             See accompanying notes

       NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

ALLIANCE ADJUSTMENTS

(a)Approximate sources and uses of funds for the Alliance Merger are as follows:

                         SOURCES
                         --------
Revolver................ $ 41,400
Bank term debt..........   50,000
Subordinated debt.......  170,000
Common stock............   37,000
                         --------
                         $298,400
                         ========

                              USES
                            --------
Repurchased equity........  $165,200
Transaction costs.........    12,800
Deferred financing fees...     7,400
Retirement of current
 debt.....................    19,619
Retirement of long-term
 debt.....................    50,930
Increase in cash balances.    42,451
                            --------
                            $298,400
                            ========

  The adjustments to current debt and long term debt include the retirement of substantially all of the existing current and long term credit facilities as well as the establishment of the various facilities as follows:

                                                              PRINCIPAL  TERM
                                                              --------- -------
       Revolver, long term, interest at 8.0%................. $ 41,400  5 years
                                                              ========
       Bank term debt, of which $500 is current and $49,500
        is long term, interest at 8.25%...................... $ 50,000  6 years
       Subordinated debt, long term, interest at 9.75%.......  170,000  8 years
       Carryover debt, of which $2.4 million is current and
        $7.6 million is long term, weighted average interest
        at approximately 10%.................................   10,000  Various
                                                              --------
                                                              $230,000
                                                              ========

(b) Included in other assets are deferred financing fees of $7.4 million. These fees, incurred in connection with the establishment of the various credit facilities, will be amortized over the terms of the applicable facilities.

(c) The Alliance equity adjustments reflect the following:

       Repurchase of existing common stock.......................... $(165,200)
       Issuance of new equity.......................................    37,000
       Conversion of preferred stock................................    18,388
                                                                     ---------
                                                                     $(109,812)
                                                                     =========

(d) The Alliance retained earnings adjustment reflects $12.8 million in transaction fees incurred in effecting the Alliance Merger. These charges are not included in the pro forma statements of operations for the six months ended June 30, 1997 and for the year ended December 31, 1996 because they are non-recurring in nature. As also noted above, an additional $7.4 million in deferred financing fees was also incurred and capitalized in other assets. In addition, change in control bonuses and compensation related to existing stock options have been excluded from the pro forma statement of operations due to their non-recurring nature.

SMT PURCHASE ADJUSTMENTS

(e)Purchase of SMT:

                         SOURCES
                         --------
Revolver................ $  5,000
Long term debt..........   50,000
Common stock............   35,000
Stock options...........    4,600
Cash on hand............   13,913
                         --------
                         $108,513
                         ========

                       ALLOCATION OF
                       PURCHASE PRICE
                       --------------
Historical equity of
 SMT.................     $ 25,375
Deferred financing
 fees................        2,500
Retirement of current
 debt................        5,928
Retirement of long-
 term debt...........       17,152
Goodwill.............       57,558
                          --------
                          $108,513
                          ========

  The Merger will be accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The total purchase price plus acquisition costs (approximately $82 million) will be allocated to the Surviving Corporation's tangible and identifiable intangible assets acquired and liabilities assumed at fair value based on appraisals and other methods.

  The allocation is based on management's preliminary estimates. The actual allocation will be based on further studies and valuations as of the date the acquisition is consummated and may change during the allocation period.

  The adjustments to current debt and long term debt include the retirement of existing credit facilities as well as the establishment of the following facilities:

    (1) $5 million revolver (interest at 8.5%, classified as current)
    (2) $50 million bank term debt (interest at 8.75%, classified as long term)

  Cash will be used to repay $55,000 in outstanding bank debt facilities of the Company upon the completion of the transactions.

  Goodwill will be amortized over a twenty year life.

  Included in other assets are deferred financing fees of $2.5 million. These fees, incurred in connection with the establishment of various credit facilities, will be amortized over the six year terms of the applicable facilities.

  The Company's common equity adjustments reflect (1) the retirement of existing outstanding Shares, (2) the issuance of $35 million in new equity and (3) $4.6 million in stock option proceeds to be received pursuant to the Merger.

  The adjustments also reflect the full take-down of the Company's cash balances as such cash has been applied against outstanding long term debt.

                             ALLIANCE IMAGING, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                            PRO
                                                     HISTORICAL HISTORICAL                 FORMA
                                                      ALLIANCE     SMT     ADJUSTMENTS   COMBINED
                                                     ---------- ---------- -----------   ---------
Revenue............................................   $39,911    $13,014     $     0     $  52,925
Costs and expenses:
  Operating expenses...............................    17,815      4,153        (686)(b)    21,282
  Depreciation and amortization....................     8,309      3,194       1,306 (a)    12,809
  SG&A.............................................     3,990      2,127        (754)(b)     5,363
  Interest expense, net of interest income.........     3,557        805       8,144 (c)    12,506
                                                      -------    -------     -------     ---------
Total costs and expenses...........................    33,671     10,279       8,010        51,960
                                                      -------    -------     -------     ---------
Income (loss) before income taxes and extraordinary
 gain..............................................     6,240      2,735      (8,010)          965
Income tax benefit (expense).......................    (2,125)    (1,095)      2,258 (d)      (962)
                                                      -------    -------     -------     ---------
Income (loss) before extraordinary gain............   $ 4,115    $ 1,640     $(5,752)    $       3
                                                      =======    =======     =======     =========
Pro forma as adjusted income per share before ex-
 traordinary gain and preferred stock retired in
 excess of consideration paid......................                                          $0.00

                                                                                             =====
Pro forma weighted average shares outstanding......                                      7,272,727
                                                                                         =========


                             See accompanying notes

                             ALLIANCE IMAGING, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)

                                                                                         PRO
                                                 HISTORICAL HISTORICAL                  FORMA
                                                  ALLIANCE     SMT     ADJUSTMENTS    COMBINED
                                                 ---------- ---------- -----------    ---------
Revenue........................................   $68,482    $19,022    $      0        $87,504
Costs and expenses:
  Operating expenses...........................    32,344      6,280      (1,371)(b)     37,253
  Depreciation and amortization................    14,689      4,725       3,172 (a)     22,586
  SG&A.........................................     8,130      2,577      (1,509)(b)      9,198
  Interest expense, net of interest income.....     5,758      1,851      17,403 (c)     25,012
                                                  -------    -------    --------      ---------
Total costs and expenses.......................    60,921     15,433      17,695         94,049
                                                  -------    -------    --------      ---------
Income (loss) before income taxes and
 extraordinary gain............................     7,561      3,589     (17,695)        (6,545)
Income tax benefit (expense)...................    (1,060)    (1,178)      2,238 (d)          0
                                                  -------    -------    --------      ---------
Income (loss) before extraordinary gain........   $ 6,501    $ 2,411    $(15,457)       $(6,545)
                                                  =======    =======    ========      =========
Pro forma as adjusted loss per share before
 extraordinary
 gain and preferred stock retired in excess of                                           $(0.90)
 consideration paid............................                                       =========
Pro forma weighted average shares outstanding..                                       7,272,727
                                                                                      =========


                             See accompanying notes

  NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(a) Reflects the amortization of the Company's excess of cost over assets acquired over 20 years on a straight line basis. The amounts also reflect a decrease in depreciation on the Company's equipment reflecting a change in accounting estimate from a five year life with a 20% residual value to an eight year life with a 20% residual value.

(b) Management currently estimates that as a result of headcount reductions, consolidation of facilities and planned reorganization of the entities that operating expenses and selling, general and administrative expenses will be reduced annually by approximately $3.4 million. An annual management fee to Apollo of $500,000 has been included as an offset to the adjustment to selling, general and administrative expense.

(c) The Company's interest expense adjustments reflect the elimination of historical interest expense due to the retirement of the existing debt obligations as of the beginning of the respective periods and the recording of interest expense based on the new $5 million revolver (8.5%) and $50 million bank term debt (8.75%), assumed as outstanding as of the beginning of the respective reporting periods. Since the Company's $5 million revolver (8.5%) and the $50 million bank term debt (8.75%) will be repaid upon the closing of the Transactions, an adjustment has been made to exclude the related interest expense for the combined entities.

 Alliance interest expense, as adjusted, also reflects the elimination of historical interest expense due to the retirement of substantially all of the existing debt obligations and assumes that the following facilities were outstanding as of the beginning of the respective reporting periods:

                                                                         ANNUAL
                                                                        INTEREST
                                                              PRINCIPAL EXPENSE
                                                              --------- --------
       Revolver, long term, interest at 8.0%................  $ 41,400  $ 3,312
       Bank term debt, of which $500 is current and $49,500
        is long term, interest at 8.25%.....................  $ 50,000    4,125
       Subordinated debt, long term, interest at 9.75%......  $170,000   16,575
       Carryover debt, of which $2.4 million is current and
        $7.6 million is long term, weighted average interest
        at approximately 10%................................  $ 10,000    1,000
                                                                        -------
                                                                        $25,012
                                                                        =======

(d) The income tax adjustments reflect estimated statutory rates adjusted for book/tax differences associated with nondeductible goodwill amortization expense. In accordance with FAS 109-Accounting for Income Taxes, a tax benefit has not been recorded for the year ended December 31, 1996.

3. WITHDRAWAL RIGHTS.

  The Expiration Date has been extended to 12:00 Midnight, New York City time, on Tuesday, August 5, 1997. Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn on or at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein and in the Offer to Purchase, may also be withdrawn on or after August 28, 1997.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution, must also be furnished to the Depositary as aforesaid. If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in
Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Any questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares withdrawn will be deemed to be not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time on or prior to the Expiration Date.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         By Hand:             Overnight Courier:              By Mail:
                          Reorganization Department  Reorganization Department
Reorganization Department    40 Wall Street, 46th       40 Wall Street, 46th
   40 Wall Street, 46th             Floor                      Floor
          Floor              New York, N.Y. 10005       New York, N.Y. 10005
   New York, N.Y. 10005

                            Facsimile Transmission
                       (for Eligible Institutions only):
                                (718) 234-5001

             Confirm Receipt of Guaranteed Delivery by Telephone:
                                (718) 921-8200

  Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                    [LOGO]
                                   MACKENZIE
                                PARTNERS, INC.

                               156 Fifth Avenue
                              New York, NY 10010
                           (212) 929-5500 (Collect)

                                      or

                         CALL TOLL FREE (800) 322-2885

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                     2121 Avenue of the Stars, Suite 3000
                             Los Angeles, CA 90067
                           (310) 282-5597 (Collect)